EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent

The Southern Banc Company, Inc.

Subsidiaries (1)	State or Other Jurisdiction of Incorporation	Percentage Ownership
The Southern Bank Company	United States	100%

First Service Corporation	Alabama	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements attached hereto as an exhibit.